Exhibit (d)(16)

AMENDMENT NO. 2

TO INVESTMENT SUBADVISORY AGREEMENT

(Thrivent Mutual Funds)

Amendment No. 2 to INVESTMENT SUBADVISORY AGREEMENT, dated as of January 1, 2006 (the “Agreement”), by and among Thrivent Asset Management, LLC, Thrivent Mutual Funds and Turner Investment Partners, Inc. (the “Sub-adviser”).

The Agreement is hereby amended, effective as of December 1, 2009, as follows:

1.	Schedule I to the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

2.	The following paragraph is added as Section XIX.G. to the Agreement:

Execution in Counterparts. This Agreement may be executed simultaneously in two or more identical counterparts, each of which, standing alone, shall be an original, but all of which shall constitute but one agreement.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

THRIVENT MUTUAL FUNDS

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

TURNER INVESTMENT PARTNERS, INC.

By:	/s/ Brian F. McNally
Name:	Brian F. McNally
Title:	General Counsel and Chief Compliance Officer

EXHIBIT A

Schedule I

Dated December 1, 2009

Sub-advisory Fees

Compensation pursuant to Paragraph IV of this Subadvisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets that are subject to the Sub-adviser’s investment discretion:

Average Daily Net Assets	Rate
Assets allocated to micro cap investments	80 bp
All other assets when entire Fund assets are no greater than $100 million	65 bp	*
All other assets when entire Fund assets are greater than $100 million but no greater than $350 million	60 bp	*
All other assets when entire Fund assets are greater than $350 million	57.5 bp	*

*	Solely for purposes of calculating the indicated fees payable under this Fee Schedule, the value of the average daily net assets of the Fund that are subject to the Sub-adviser’s investment discretion (including assets allocated to micro cap investments) shall be aggregated with the value of the average daily net assets of the Thrivent Partner Small Cap Growth Portfolio that are subject to the Sub-adviser’s investment discretion (including assets allocated to micro cap investments).